LINE OF CREDIT AGREEMENT

THIS AGREEMENT made January 1, 2014, between QUARRY BAY CAPITAL LLC (the "Lender"), of 1201 Orange Street, Suite 600, Wilmington, DE 19899-0511, and GAMZIO MOBILE, INC. (the "Borrower"), a 123 West NYE Ln., Ste. 129, Carson City, Nevada, USA; WITNESSES THAT in consideration of the Lender providing a line of credit to the Borrower, the parties agree as follows:

1. Line of Credit. The parties acknowledge the Lender has provided a line of credit to the Borrower in the principal amount of up to $500,000.00 United States currency. The Lender shall advance funds up to the aforesaid maximum amount when and as directed by the Borrower.

2. Payment. The Borrower shall pay to the Lender the amount of all indebtedness owing by the Borrower to the Lender in respect of this Agreement, and shall pay interest thereon annually at the rate of 10% per annum, ON DEMAND.

3. Default. Time shall be of the essence of this Agreement. Default in paying the principal amount or any interest due hereunder shall, at the option of the Lender, render the indebtedness outstanding under this Agreement at once due and payable. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Lender to enforce any of the rights or remedies hereunder, shall not release the Borrower and shall not constitute a waiver of the rights of the Lender to enforce such rights and remedies thereafter.

4. Interpretation. All words denoting the singular shall be pluralized throughout this Agreement as the context requires and all words denoting gender shall be construed at the context requires and will include a body corporate where the context requires.

5. Enurement. This Agreement is in addition to any other debt instrument, security or agreement between the Lender and the Borrower, and shall enure to the benefit of the Lender, its successors and assigns, and shall be binding on the Borrower, its successors and assigns.

6. Jurisdiction. The Borrower agrees that any legal action or proceeding against it with respect to this Agreement may be brought in Marshall Islands or in such other court as the Lender may elect and, by execution and delivery of this Agreement, the Borrower irrevocably submits to each such jurisdiction.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

QUARRY BAY CAPITAL LLC	GAMZIO MOBILE, INC.
Per: ____________________	Per: ____________________
Authorized Signatory	Authorized Signatory